EXHIBIT 99.5

CONSENT OF LAZARD FRERES & CO. LLC

           We hereby consent to (i) the inclusion of our opinion letter dated October 3, 2005 to the Board of Trustees of Prentiss Properties Trust as Annex E to this Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed acquisition of Prentiss Properties Trust by Brandywine Realty Trust and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the captions “Summary – Opinion of Prentiss’ Financial Advisor,” “The Mergers – Background of the Mergers,” “The Mergers – Recommendation of the Prentiss Board of Trustees and the Reasons of Prentiss for the REIT Merger – Prentiss’ Reasons for the REIT Merger Recommendation of the JDN Board” and“The Merger – Opinion of Prentiss' Financial Advisor, Lazard Freres & Co. LLC.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term“experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: October 27, 2005

LAZARD FRERES & CO. LLC

By: /s/ Matthew J. Lustig
Name: Matthew J. Lustig
Title: Managing Director